                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                 Amendment No. 1



                                 URS Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                   903236107
                 --------------------------------------------
                                 (CUSIP Number)



                                Page 1 of 5 pages
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-----------------------
  CUSIP NO. 903236107                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Goldman, Sachs & Co.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                         (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          371,700
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                            SHARED DISPOSITIVE POWER
                                     WITH 8
                          571,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      571,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [-]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      3.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BD-PN-IA

------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 2 of 5 pages

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-----------------------
  CUSIP NO. 903236107                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Goldman Sachs Group, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                         (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          371,700
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                            SHARED DISPOSITIVE POWER
                                     WITH 8
                          571,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      571,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [-]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      3.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC-PN

------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 3 of 5 pages

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Item 4.      Ownership.
                  Not applicable. This amendment to Schedule 13G is being filed to reflect that as of December 31, 1997, the percent of the class owned by The Goldman Sachs Group, L.P. and Goldman, Sachs & Co. did not exceed five percent.

Item 5.      Ownership of Five Percent or Less of a Class.
                  If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following X .
                                                  -
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                  See Exhibit (99.2) as previously reported.

Item 10.     Certification.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                Page 4 of 5 pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: March 10, 1998


                                   THE GOLDMAN SACHS GROUP, L.P.


                                   By:  /s/ Hans L. Reich
                                        -------------------------------------
                                   Name:  Hans L. Reich
                                   Title: Attorney-in-fact



                                   GOLDMAN, SACHS & CO.


                                   By:  /s/ Hans L. Reich
                                        -------------------------------------
                                   Name:  Hans L. Reich
                                   Title: Attorney-in-fact


                                Page 5 of 5 pages